Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports First Quarter 2021 Financial Results

$2.11	21.7%	$796MM	$1.94B
GAAP EPS	RETURN ON EQUITY	GAAP NET INCOME	GAAP TOTAL NET REVENUE

$2.09	24.1%	$790MM	$1.93B
ADJUSTED EPS[1]	CORE ROTCE[1]	CORE NET INCOME[1]	ADJUSTED TOTAL NET REVENUE[1]

QUARTERLY HIGHLIGHTS

•  Consumer auto originations of $10.2 billion | Sourced from 3.3 million decisioned applications

•  7.21% Estimated Retail Auto Originated Yield[1] | Retail auto net charge-off rate of 0.53%, down 91 bps YoY

•  Insurance written premiums of $333 million | Diversified investment income trends remained strong

•  Retail deposits of $128.4 billion, up 21% YoY, and up $4.0 billion QoQ

•  Total retail deposit customers of 2.33 million, up 83 thousand QoQ, and up 14% YoY

•  Ally Home® direct-to-consumer mortgage originations of $1.8 billion, up 145% YoY

•  Ally Invest net customer assets of $14.5 billion, up 93% YoY | Self-directed accounts up 14% YoY to 425 thousand

•  Ally Lending gross originations of $211 million, up 179% YoY | Active merchant locations up 52% YoY | Retail launch expected in 2Q

•  Corporate Finance held-for-investment portfolio of $6.3 billion, up 5% QoQ | Stable credit, favorable syndication activity

•  Board of directors approved 2Q 2021 common dividend of $0.19 per share | Resumed buybacks under $1.6B FY’21 authorization

CEO COMMENT

“Ally’s strong first quarter performance demonstrated our continued ability to navigate the complexities of the pandemic and emerge as a stronger and more resilient company,” said Ally Chief Executive Officer Jeffrey J. Brown. “The perseverance and professionalism of our approximately 9,700 associates drove our success, with our results further supported by improving macroeconomic conditions and the continued re-opening of the economy.

“The impressive momentum we carried into 2021 was fueled by our leading and adaptable auto and digital banking platforms and a culture centered around our promise to ‘Do It Right’ for our customers, employees and communities. This disciplined approach, along with our focus on generating long-term value for all our stakeholders, guides our strategy and positions us for continued success.”

First Quarter 2021 Financial Results

				% Increase/(Decrease) vs.
($ millions except per share data)	1Q 21	4Q 20	1Q 20	4Q 20	1Q 20

GAAP Net Income	$796	$687	$(319)	16%	350%

Core Net Income[1]	$790	$606	$(166)	30%	576%

GAAP Earning per Common Share	$2.11	$1.82	$(0.85)	16%	348%

Adjusted EPS[1]	$2.09	$1.60	$(0.44)	31%	574%

Return (NIAC) on GAAP Shareholder’s Equity	21.7%	19.1%	(9.1)%	14%	338%

Core ROTCE[1]	24.1%	18.7%	(5.4)%	29%	548%

GAAP Total Net Revenue	$1,937	$1,981	$1,412	(2)%	37%

Adjusted Total Net Revenue[1]	$1,930	$1,879	$1,606	3%	20%

GAAP Common Shareholder’s Equity per Share	$39.34	$39.24	$36.23	0%	9%

Adjusted Tangible Book Value per Share[1]	$36.16	$36.05	$32.80	0%	10%

[1]

The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Adjusted Total Net Revenue, Core Pre-Tax Income, Core Net Income Attributable to Common Shareholders, Core OID, Core Return on Tangible Common Equity (Core ROTCE), Estimated Retail Auto Originated Yield, Tangible Common Equity, Net Financing Revenue (excluding Core OID) and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.

Discussion of First Quarter 2021 Results

Net income attributable to common shareholders was $796 million in the quarter, compared to net loss attributable to common shareholders of $319 million in the first quarter of 2020, driven by a $13 million provision benefit in the quarter compared to a $903 million provision expense for credit losses in the prior year period, as well as higher other revenue and higher net financing revenue.

Net financing revenue was $1.4 billion, up $226 million year-over-year, driven by lower funding costs, higher retail auto revenue and higher gains on off-lease vehicles, partially offset by higher mortgage premium amortization and lower commercial auto portfolio balance and yield.

Other revenue increased $299 million year-over-year to $565 million, including a $17 million increase in the fair value of equity securities in the quarter, compared to an $185 million decrease in the fair value of equity securities in the prior year quarter. Other revenue, excluding the change in fair value of equity securitiesA, increased $97 million year-over-year to $548 million, primarily driven by higher realized investment gains and higher gain-on-sale revenue at Ally Home®.

Net interest margin (“NIM”) of 3.16%, including Core OIDB of 2 bps, increased 50 bps year-over-year. Excluding Core OIDB, NIM was 3.18%, up 50 bps versus the prior year period, due to lower funding costs, retail auto portfolio yield expansion, and higher gains on off-lease vehicles, partially offset by mortgage premium amortization given elevated prepayment activity and excess liquidity.

Provision for credit losses decreased $916 million year-over-year, resulting in a provision benefit of $13 million, primarily due to COVID-19 pandemic-related reserve build in the first quarter of 2020 and lower retail auto net charge-offs.

Noninterest expense increased $23 million year-over-year, driven primarily by increased staffing and investments to support the growth of Ally’s businesses.

A

Adjusted other revenue is a non-GAAP financial measure. Effective 1/1/2018, ASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to prior periods in which such adjustments were recognized through other comprehensive income, a component of equity.

B	Represents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms and reconciliation to GAAP later in this press release.

First Quarter 2021 Financial Results

				Increase/(Decrease) vs.
($ millions except per share data)	1Q 21	4Q 20	1Q 20	4Q 20	1Q 20

Net Financing Revenue (excluding Core OID)[1]	$1,382	$1,312	$1,154	$69	$227

Core OID	(10)	(9)	(8)	(0)	(1)

(a) Net Financing Revenue	$1,372	$1,303	$1,146	$69	$226

Adjusted Other Revenue[2]	548	567	451	(18)	97

Change in Fair Value of Equity Securities	17	111	(185)	(95)	202

(b) Other Revenue	565	678	266	(113)	299

(c) Provision for Credit Losses	(13)	102	903	(115)	(916)

(d) Noninterest Expense	943	1,023	920	(80)	23

Pre-Tax Income (Loss) (a+b-c-d)	$1,007	$856	$(411)	$151	$1,418

Income Tax Expense	211	169	(92)	42	303

Net Income (Loss)	$796	$687	$(319)	$109	$1,115

	1Q 21	4Q 20	1Q 20	4Q 20	1Q 20

GAAP EPS (diluted)	$2.11	$1.82	$(0.85)	$0.29	$2.96

Core OID, Net of Tax	0.02	0.02	0.02	0.00	0.00

Change in Fair Value of Equity Securities, Net of Tax	(0.03)	(0.23)	0.39	0.20	(0.42)

Adjusted EPS[3]	$2.09	$1.60	$(0.44)	$0.49	$2.54
(1)	Represents a non-GAAP financial measure. Adjusted for Core OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Represents a non-GAAP financial measure. Adjusted for change in the fair value of equity securities due to the implementation of ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.
($ millions)	1Q 21	4Q 20	1Q 20	4Q 20	1Q 20

Automotive Finance	$803	$563	$(173)	$240	$976

Insurance	141	183	(105)	(42)	246

Dealer Financial Services	$944	$746	$(278)	$198	$1,222

Corporate Finance	53	64	(68)	(11)	121

Mortgage Finance	23	7	12	16	11

Corporate and Other	(13)	39	(77)	(52)	64

Pre-Tax Income from Continuing Operations	$1,007	$856	$(411)	$151	$1,418

Core OID[1]	10	9	8	0	1

Change in Fair Value of Equity Securities[2]	(17)	(111)	185	95	(202)

Core Pre-Tax Income[3]	$1,000	$754	$(217)	$246	$1,217

(1)

Core OID for all periods shown is applied to the pre-tax income of the Corporate and Other segment. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

(2)

Change in fair value of equity securities impacts the Insurance and Corporate Finance segments. Reflects equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

(3)

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for Core OID, equity fair value adjustments related to ASU 2016-01, and repositioning and other, as applicable. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income of $803 million was up $976 million year-over-year, primarily due to a provision benefit in the quarter relative to a provision expense for credit losses in the prior year period, as well as higher net financing revenue.

Net financing revenue of $1.2 billion was $166 million higher year-over-year, driven by higher retail auto revenue and higher gains on off-lease vehicles, partially offset by lower commercial auto portfolio balance and yield. Ally’s retail auto portfolio yield increased 24 bps year-over-year to 6.90%, excluding the impact of hedges.

Provision for credit losses was a $22 million benefit, improving $788 million year-over-year, primarily due a reduction in reserve levels, reflecting strong consumer and commercial performance and improved economic trends, as well as lower retail auto net charge-offs. The retail auto net charge-off rate was 0.53%, down 91 bps year-over-year.

Consumer auto originations increased to $10.2 billion from $9.1 billion in the prior year period, which included $5.7 billion of used retail volume, or 56% of total originations, $3.1 billion of new retail volume, and $1.4 billion of leases. Estimated retail auto originated yieldC in the quarter was 7.21%.

End-of-period auto earning assets decreased $9.9 billion year-over-year from $112.9 billion to $103.0 billion, as an increase in consumer auto earning assets was more than offset by a decline in commercial earning assets. End-of-period consumer auto earning assets were up $2.2 billion year-over-year, driven by growth in retail loans and operating lease assets. End-of-period commercial earning assets of $19.2 billion were $12.2 billion lower year-over-year, driven by industry-wide vehicle inventory declines.

Insurance

Pre-tax income of $141 million was up $246 million year-over-year, primarily due to a $11 million increase in the fair value of equity securitiesD during the first quarter compared to a $182 million decline in the fair value of equity securitiesD in the prior year period. Core pre-tax incomeE was $130 million in the quarter, up $53 million year-over-year, primarily due to higher investment income.

Written premiums were $333 million, up $16 million year-over-year, driven by higher consumer products volume and rate, partially offset by lower COVID-related dealer inventory levels.

Total investment income was $102 million, up $48 million year-over-year, excluding a $11 million increase in the fair value of equity securities during the quarterD, primarily driven by higher realized equity investment gains.

CRepresents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

DASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

ERepresents a non-GAAP financial measure. Excludes equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Corporate Finance

Pre-tax income was $53 million in the quarter, up $121 million year-over-year, primarily driven by lower provision for credit losses and higher net revenue.

Net financing revenue increased $3 million year-over-year to $71 million, driven by higher loan balances. Other revenue, excluding the change in fair value of equity securitiesF, increased $4 million year-over-year to $21 million, due to higher investment income.

Provision for credit losses totaled $13 million, down $101 million from the prior year period, primarily due to COVID-related reserve build in the first quarter of 2020.

The held-for-investment loan portfolio declined 4% year-over-year from $6.5 billion to $6.3 billion, driven by elevated revolver utilization in the prior year period.

Mortgage Finance

Pre-tax income was $23 million in the quarter, up $11 million year-over-year, as higher other revenue more than offset lower net financing revenue and higher noninterest expense.

Net financing revenue was down $15 million year-over-year to $23 million, reflecting ongoing elevated prepayment activity and associated higher premium amortization. Other revenue increased $30 million year-over-year to $40 million, primarily driven by strong gain-on-sale activity.

Direct-to-consumer originations totaled $1.8 billion in the quarter, up $1.1 billion year-over-year, demonstrating continued momentum in the Ally Home® business.

Existing Ally Bank deposit customers accounted for 45% of the quarter’s direct-to-consumer origination volume.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.19 per share quarterly common dividend and completed $219 million of share repurchases in the first quarter, including shares withheld to cover income taxes owed by participants related to share-based incentive plans. Ally’s Board of Directors approved a $0.19 per share common dividend for the second quarter of 2021.

Preliminary Common Equity Tier 1 (CET1) capital ratio increased from 10.6% to 11.1% quarter-over-quarter, primarily due to strong net income generation and lower risk-weighted assets.

Liquidity & Funding

Consolidated liquid cash and cash equivalentsG totaled $15.2 billion at quarter-end, up $0.3 billion compared to the end of the fourth quarter of 2020. Total liquidityH was $43.6 billion at quarter-end.

Deposits represented 87% of Ally’s funding portfolio at quarter-end, increasing from 75% a year ago.

Deposits

Retail deposits increased to $128.4 billion at quarter-end, up $22.3 billion year-over-year and up $4.0 billion for the quarter. Total deposits increased to $139.6 billion at quarter-end, up $17.3 billion year-over-year.

The average retail portfolio deposit rate was 0.81% for the quarter, down 107 bps year-over-year and down 16 bps quarter-over-quarter.

Ally’s retail deposit customer base grew 14% year-over-year, totaling 2.33 million customers at quarter-end. The addition of 83 thousand net new customers drove 53% of retail deposit balance growth during the quarter. Millennials and younger customers continue to comprise the largest generation segment of new customers, accounting for 69% of new customers in the quarter. Approximately 8% of deposit customers maintained an Ally Invest or Ally Home relationship at quarter-end.

FASU 2016-01 requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/2018 in which such adjustments were recognized through other comprehensive income, a component of equity.

GCash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date.

HTotal liquidity includes cash & cash equivalents, highly liquid securities and current committed unused borrowing capacity. See page 18 of the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) excludes equity fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses and adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure, as applicable for respective periods.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure, as applicable for respective periods.

Note: In December 2017, tax-effected Core OID balance was adjusted from a statutory U.S. Federal tax rate of 35% to 21% (“rate”) as a result of changes to U.S. tax law. The adjustment conservatively increased the tax-effected Core OID balance and consequently reduced Adjusted TBVPS as any acceleration of the non-cash charge in future periods would flow through the financial statements at a 21% rate versus a previously modeled 35% rate. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) equity fair value adjustments related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. Management believes Core Pre-Tax Income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)

In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, fair value adjustments (net of tax) related to ASU 2016-01 which requires change in the fair value of equity securities to be recognized in current period net income as compared to periods prior to 1/1/18 in which such adjustments were recognized through other comprehensive income, a component of equity, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2)	In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies - In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extends through December 31, 2021. Beginning on January 1, 2022, we will be required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and plan to phase in the regulatory capital impacts of CECL based on this five-year transition period.

Estimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including tangible common equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

U.S. Consumer Auto Originations

New Retail – standard and subvented rate new vehicle loans	Used Retail – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers and direct-to-consumer loans	Lease – new vehicle lease originations

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		1Q 21	4Q 20	1Q 20

GAAP Net Income (Loss) Attributable to Common Shareholders		$796	$687	$(319)

Core OID		10	9	8

Change in the Fair Value of Equity Securities		(17)	(111)	185

Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		1	21	(41)

Core Net Income (Loss) Attributable to Common Shareholders	[a]	$790	$606	$(166)

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	377,529	378,424	375,723

Adjusted EPS	[a] ÷ [b]	$2.09	$1.60	$(0.44)

Core Return on Tangible Common Equity (Core ROTCE)

Numerator ($ millions)		1Q 21	4Q 20	1Q 20

GAAP Net Income (Loss) Attributable to Common Shareholders		$796	$687	$(319)

Core OID		10	9	8

Change in Fair Value of Equity Securities		(17)	(111)	185

Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		1	21	(41)

Core Net Income (Loss) Attributable to Common Shareholders	[a]	$790	$606	$(166)

Denominator (Average, $ billions)

GAAP Shareholder’s Equity		$14.7	$14.4	$14.0

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(0.4)	(0.4)	(0.4)

Tangible Common Equity		$14.3	$14.0	$13.5

Core OID Balance		(1.0)	(1.0)	(1.1)

Net Deferred Tax Asset (DTA)		(0.1)	(0.1)	(0.1)

Normalized Common Equity	[b]	$13.1	$12.9	$12.3

Core Return on Tangible Common Equity	[a] ÷ [b]	24.1%	18.7%	(5.4)%

Adjusted Tangible Book Value per Share

Numerator ($ billions)			1Q 21	4Q 20	1Q 20

GAAP Common Shareholder’s Equity			$14.6	$14.7	$13.5

Goodwill and Identifiable Intangible Assets, Net of DTLs			(0.4)	(0.4)	(0.4)

Tangible Common Equity			14.2	14.3	13.1

Tax-effected Core OID Balance (21% starting in 4Q17)			(0.8)	(0.8)	(0.8)

Adjusted Tangible Book Value	[a]		$13.4	$13.5	$12.2

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]		371,805	374,674	373,155

Metric

GAAP Common Shareholder’s Equity per Share			$39.3	$39.2	$36.2

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share			(1.0)	(1.0)	(1.2)

Tangible Common Equity per Share			38.3	38.2	35.0

Tax-effected Core OID Balance (21% starting in 4Q17) per Share			(2.2)	(2.2)	(2.2)

Adjusted Tangible Book Value per Share	[a] ÷ [b]		$36.2	$36.1	$32.8

Adjusted Efficiency Ratio

Numerator ($ millions)			1Q 21	4Q 20	1Q 20

GAAP Noninterest Expense			$943	$1,023	$920

Rep and Warrant Expense			0	(0)	0

Insurance Expense			(253)	(246)	(256)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a	]	$690	$777	$664

Denominator ($ millions)

Total Net Revenue			$1,937	$1,981	$1,412

Core OID			10	9	8

Insurance Revenue			(394)	(429)	(151)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]		$1,553	$1,561	$1,269

Adjusted Efficiency Ratio	[a] ÷ [b]		44.4%	49.8%	52.3%

Original Issue Discount Amortization Expense ($ millions)			1Q 21	4Q 20	1Q 20

Core Original Issue Discount (Core OID) Amortization Expense			$10	$9	$8

Other OID			3	3	3

GAAP Original Issue Discount Amortization Expense			$12	$13	$11

Outstanding Original Issue Discount Balance ($ millions)			1Q 21	4Q 20	1Q 20

Core Outstanding Original Issue Discount Balance (Core OID Balance)			$(1,018)	$(1,027)	$(1,055)

Other Outstanding OID Balance			(34)	(37)	(34)

GAAP Outstanding Original Issue Discount Balance			$(1,052)	$(1,064)	$(1,089)

Net Financing Revenue (ex. Core OID)

($ millions)		1Q 21	4Q 20	1Q 20

GAAP Net Financing Revenue		$1,372	$1,303	$1,146

Core OID		10	9	8

Net Financing Revenue (ex. Core OID)	[a]	$1,382	$1,312	$1,154

Adjusted Other Revenue

($ millions)		1Q 21	4Q 20	1Q 20

GAAP Other Revenue		$565	$678	$266

Change in Fair Value of Equity Securities		(17)	(111)	185

Adjusted Other Revenue	[b]	$548	$567	$451

Adjusted Total Net Revenue

($ millions)		1Q 21	4Q 20	1Q 20

Adjusted Total Net Revenue	[a]+[b]	$1,930	$1,879	$1,606

Insurance Non-GAAP Walk to Core Pre-Tax Income

	1Q 2021					1Q 2020

($ millions) Insurance	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Core OID	Change in the fair value of equity securities	Non-GAAP[1]

Premiums, Service Revenue Earned and Other	$281	$-	$-	$281	$279	$-	$-	$279

Losses and Loss Adjustment Expenses	63	-	-	63	74	-	-	74

Acquisition and Underwriting Expenses	190	-	-	190	182	-	-	182

Investment Income and Other	113	-	(11)	102	(128)	-	182	54

Pre-Tax Income from Continuing Operations	$141	$-	$(11)	$130	$(105)	$-	$182	$77

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the first quarter 2021 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial-services company with $181.9 billion in assets as of March 31, 2021. As a customer-centric company with passionate customer service and innovative financial solutions, we are relentlessly focused on “Doing it Right” and being a trusted financial-services provider to our consumer, commercial, and corporate customers. We are one of the largest full-service automotive-finance operations in the country and offer a wide range of financial services and insurance products to automotive dealerships and consumers. Our award-winning online bank (Ally Bank, Member FDIC and Equal Housing Lender) offers mortgage lending, personal lending, and a variety of deposit and other banking products, including savings, money-market, and checking accounts, certificates of deposit (CDs), and individual retirement accounts (IRAs). Additionally, we offer securities-brokerage and investment-advisory services through Ally Invest. Our robust corporate finance business offers capital for equity sponsors and middle-market companies.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about future effects of COVID-19 and our ability to navigate them, the outlook for financial and operating metrics and performance, and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2020, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Daniel Eller	Jillian Palash
Ally Investor Relations	Ally Communications (Media)
704-444-5216	704-644-6201
daniel.eller@ally.com	jillian.palash@ally.com